UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Cypress Semiconductor Corp.

(Name of Registrant as Specified In Its Charter)

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April 21, 2006

To Cypress Stockholders:

Please be advised that, if the proposed amendments to our Employee Qualified Stock Purchase Plan (“ESPP”) set forth in our 2006 proxy statement are approved by your vote at our 2006 annual meeting of stockholders, Cypress will honor the following additional changes, until such time as our stockholders approve otherwise:

(a) the current number of shares reserved for issuance under the ESPP shall be decreased to 2,250,000 (versus the 4,347,750 shares currently reserved for issuance under the ESPP);

(b) the ESPP shall be extended for a seven year term (versus the ten year extension currently proposed in our 2006 proxy statement); and

(c) the annual increase in the number of shares available for issuance under the ESPP shall be the lesser of (i) 3,000,000 shares, (ii) 0.75% of the Issued Shares as of the last day of the immediately preceding fiscal year, or (iii) a lesser amount determined by the Board. The current proposal included in our 2006 proxy statement provides for a reduction from 1.5% to 1.0% annual increase with respect to roman numeral (ii) above.

Our Chief Executive Officer and Board of Directors have approved the changes set forth above.

Should you have any questions, please feel free to contact me at (408) 943-2754.

Sincerely,

/s/ Brad W. Buss
Brad W. Buss Executive Vice President, Finance and Administration Chief Financial Officer